Exhibit 4.5

DESCRIPTION OF CAPITAL STOCK
General

The following description summarizes certain important terms of our capital stock. This description summarizes the provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the applicable provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws, the Stockholders Agreement, dated October 24, 2018, by and among YETI Holdings, Inc., Cortec Group Fund V, L.P. and its affiliates, and certain other stockholders named therein (the ‘‘Stockholders Agreement’’) and the Registration Rights Agreement, dated October 24, 2018, by and among YETI Holdings, Inc., Cortec Group Fund V, L.P. and certain other stockholders named therein, as amended by Amendment No. 1 to the Registration Rights Agreement, dated May 6, 2019, and Amendment No. 2 to the Registration Rights Agreement, dated December 11, 2019 (collectively, the ‘‘Registration Rights Agreement’’), which are filed with, or incorporated by reference into, our Annual Reports on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 630,000,000 shares of capital stock, par value $0.01 per share, of which:
▪600,000,000 shares are designated as common stock; and
▪30,000,000 shares are designated as preferred stock.

Outstanding Capital Stock

As of February 7, 2020, there were 86,786,443 shares of our common stock outstanding, held by 29 stockholders of record, and no shares of our preferred stock outstanding. Our Board of Directors is authorized to issue additional shares of our capital stock without stockholder approval, except as required by the NYSE listing standards.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election. All other matters to be voted on by stockholders must be approved by a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter, except when a different vote is required by express provision of applicable law, regulation applicable to us or our securities, the rules or regulations of any stock exchange applicable to us, our amended and restated certificate of incorporation or our amended and restated bylaws. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors and, accordingly, holders of more than 50% of the shares voting are able to elect all of our directors, subject to the rights of Cortec Group Fund V, L.P. and its affiliates (‘‘Cortec’’) to elect certain directors and select certain nominees for directors as discussed below under ‘‘—Stockholders Agreement’’. The holders of a majority of the shares of common stock issued and outstanding constitute a quorum at all meetings of stockholders for the transaction of business.

Dividends. The holders of our common stock are entitled to dividends if, as, and when declared by our Board of Directors, from funds legally available therefor, subject to certain contractual limitations on our ability to declare and pay dividends.

Other Rights. No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Options

As of February 7, 2020, we had outstanding options to purchase an aggregate of 1,610,907 shares of our common stock, with a weighted average exercise price of approximately $16.50 per share, under the YETI Holdings, Inc. 2012 Equity and Performance Incentive Plan, as amended and restated June 20, 2018 (the ‘‘2012 Plan’’), and the YETI Holdings, Inc. 2018 Equity and Incentive Compensation Plan (the ‘‘2018 Plan’’).

In October 2018, our Board of Directors adopted the 2018 Plan and ceased granting awards under the 2012 Plan. The 2018 Plan became effective prior to completion of our initial public offering of our common stock (‘‘IPO’’), with new awards being available for issuance under the 2018 Plan as of the completion of our IPO. Any remaining shares available for issuance under the 2012 Plan as of our IPO effectiveness date are not available for future issuance. However, shares subject to stock awards granted under the 2012 Plan (a) that expire or terminate without being exercised, (b) that are forfeited under an award, or (c) that are transferred, surrendered, or relinquished upon the payment of any exercise price by the transfer to us of our common stock or upon satisfaction of any withholding amount, return to the 2018 Plan share reserve for future grant.

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with Cortec Management V, LLC, as managing general partner of Cortec Group Fund V, L.P., and other holders of our common stock party thereto pursuant to which we are required to take all necessary action for individuals designated by Cortec to be included in the slate of nominees recommended by the Board of Directors for election by our stockholders. Under the Stockholders Agreement, Cortec has the right to nominate (i) three directors so long as it beneficially owns at least 30% of our then-outstanding shares of common stock, (ii) two directors so long as it beneficially owns at least 15% but less than 30% of our then-outstanding shares of common stock, and (iii) one director so long as it beneficially owns at least 10% but less than 15% of our then-outstanding shares of common stock (we refer to any director nominated by Cortec as a ‘‘Cortec Designee’’). The Stockholders Agreement also provides that so long as Cortec beneficially owns 20% or more of our then-outstanding shares of common stock, we will agree to take all necessary action to cause a Cortec Designee to serve as (i) Chair of the Board of Directors and (ii) Chair of the nominating and governance committee.

Registration Rights

In connection with our IPO, we entered into the Registration Rights Agreement with Cortec, Roy J. Seiders, Ryan R. Seiders, certain of their respective affiliates, and certain other stockholders, which was subsequently amended in May 2019 and December 2019. Under the terms of the Registration Rights Agreement, any of Cortec Group Fund V, L.P., Cortec Co-Investment Fund V, LLC, Roy J. Seiders, Ryan R. Seiders, RRS Ice 2, LP or RJS Ice 2, LP may demand registration of, or an underwritten offering of, all or a portion of such holder’s common stock. If such holder demands registration or an underwritten offering, the other parties to the Registration Rights Agreement may request that up to all of their shares of common stock be included in such registration statement or underwritten offering, as the case may be. In each case, the amount registered under the demand registration or offered in an underwritten offering is subject to certain limitations and conditions, including that (i) we are not obligated to effectuate more than four demand registrations or underwritten offerings in any 12-month period and (ii) any demand registration or underwritten offering must be for an anticipated aggregate offering price of at least $250 million. In addition, in the event that we register additional shares of common stock or any series of preferred stock for sale to the public, we will be required to give notice of such registration to the other parties to the Registration Rights Agreement and, subject to certain limitations, include shares of common stock held by them in the registration. We are responsible for paying all registration expenses and expenses associated with an underwritten offering in connection with any registration or underwritten offering pursuant to the registration rights agreement (including the costs associated with this registration), excluding any underwriting fees, commissions, discounts and allowances and related legal fees. The Registration Rights Agreement includes customary indemnification provisions in favor of the stockholders party thereto against certain losses and liabilities arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

Anti-takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

▪provide that our Board of Directors is classified into three classes of directors;
▪prohibit stockholders from taking action by written consent;
▪provide that stockholders may remove directors only for cause, and only with the approval of holders of at least 662⁄3% of our then outstanding capital stock;
▪provide that the authorized number of directors may be changed only by resolution of our Board of Directors;
▪provide that all vacancies, including newly created directorships, may, except as otherwise required by law or as set forth in the Stockholders Agreement, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
▪provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;
▪restrict the forum for certain litigation against us to Delaware;
▪do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, subject to the rights of Cortec to elect certain directors and select certain nominees for directors as discussed above under ‘‘—Stockholders Agreement’’);

▪provide that special meetings of our stockholders may be called only by the Chair of our Board of Directors, our Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;
▪provide that stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 662⁄3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and
▪provide that certain provisions of our amended and restated certificate of incorporation may only be amended upon receiving at least 662⁄3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class.

Further, we have opted out of Section 203 of the General Corporation Law of the State of Delaware (the ‘‘DGCL’’). However, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain ‘‘business combinations’’ with any ‘‘interested stockholder’’ for a three-year period following the time that the stockholder became an interested stockholder, unless:

▪prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
▪upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
▪at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 662⁄3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, ‘‘voting stock’’ has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an ‘‘interested stockholder’’ to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Cortec and its affiliates and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute ‘‘interested stockholders’’ for purposes of this provision.

Choice of Forum

Unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former stockholders, directors, officers, or other employees to us or to our stockholders, (iii) any action asserting a claim against us arising pursuant to the DGCL, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision does not apply to any actions arising under the Securities Act or the Exchange Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Our common stock is listed on the NYSE under the symbol ‘‘YETI.’’